Exhibit 99.1(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Quarterly Earnings of $151 million or $2.27 Per Share in the Second Quarter

CEO Commentary
Stacy Kymes, president and chief executive officer, stated, “I am proud of the exceptional second quarter financial results delivered across the board by our team. Wealth segment revenues set another record this quarter, and core loans reached an all-time high led by the commercial and industrial segments. Our growth efforts are supported by the vitality of our geographic footprint as well as our diverse business model—non-interest revenues were almost 40 percent of total revenues for the quarter.

"Using our capital and liquidity strength, we are taking advantage of market and economic uncertainty to prudently grow. Our full-service banking market expansion into San Antonio and the addition of a fixed-income sales and trading office in Memphis are just two more examples of how we are investing to build long-term shareholder value. That disciplined, long-view approach has consistently been a distinct advantage for BOK Financial."

Second Quarter 2023 Financial Highlights
(Unless indicated otherwise, all comparisons are to the prior quarter)
•Net income was $151.3 million or $2.27 per diluted share for the second quarter of 2023 compared to $162.4 million or $2.43 per diluted share for the first quarter of 2023.

•Net interest revenue totaled $322.3 million, a decrease of $30.1 million compared to the prior quarter. Net interest margin was 3.00 percent compared to 3.45 percent. Growth in low-spread trading assets drove a 9 basis point decline in net interest margin with deposit repricing activity primarily driving the remaining 36 basis point reduction.
•Fees and commissions revenue was $200.5 million, an increase of $14.5 million. Brokerage and trading revenue grew $12.6 million, driven largely by higher U.S. government agency mortgage-backed securities and related derivative contracts trading volumes.
•The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $1.2 million compared to $10.5 million for the first quarter of 2023.
•Operating expense increased $12.9 million to $318.7 million. Personnel expense increased $8.5 million. Growth in regular compensation related to our annual merit increases and higher cash-based incentive compensation reflecting sales activity was partially offset by lower seasonal employee benefits costs. Non-personnel expense increased $4.4 million, led by higher mortgage banking costs.
•Period-end loans grew by $488 million to $23.2 billion at June 30, 2023, primarily driven by growth in commercial loans and commercial real estate loans secured by multifamily residential properties. Average outstanding loan balances were $22.9 billion, a $413 million increase.
•We recorded a $17.0 million provision for expected credit losses in the second quarter of 2023, primarily related to higher assumed commercial real estate vacancy rates during the forecast period and overall loan portfolio growth during the quarter. We recorded a $16.0 million provision for expected credit losses in the first quarter of 2023 as key economic assumptions in the base case, including projected West Texas Intermediate ("WTI") oil prices and projected commercial real estate vacancy rates, were less favorable to economic growth. The combined allowance for credit losses totaled $323 million or 1.39 percent of outstanding loans at June 30, 2023. The combined allowance for credit losses was $312 million or 1.37 percent of outstanding loans at March 31, 2023. Net charge-offs were $6.7 million or 0.12 percent of average loans on an annualized basis in the second quarter compared to net charge-offs of $769 thousand or 0.01 percent of average loans on an annualized basis in the first quarter.
•Period-end deposits increased $714 million to $33.3 billion while average deposits decreased $1.1 billion to $32.4 billion. Average demand deposits declined by $1.4 billion and average interest-bearing deposits increased $295 million. The loan to deposit ratio was 70 percent at June 30, 2023, consistent with March 31, 2023.
•The company's tangible common equity ratio, a non-GAAP measure, was 7.79 percent at June 30, 2023 and 8.46 percent at March 31, 2023. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 7.49 percent.
•The company's common equity Tier 1 capital ratio was 12.13 percent at June 30, 2023. In addition, the company's Tier 1 capital ratio was 12.13 percent, total capital ratio was 13.24 percent, and leverage ratio was 9.75 percent at June 30, 2023. At March 31, 2023, the company's common equity Tier 1 capital ratio was 12.19 percent, Tier 1 capital ratio was 12.20 percent, total capital ratio was 13.21 percent, and leverage ratio was 9.94 percent.
•The company repurchased 266,000 shares of common stock at an average price paid of $84.08 a share in the second quarter of 2023.

Second Quarter 2023 Segment Highlights
•Commercial Banking contributed $170.2 million to net income in the second quarter of 2023, a decrease of $7.1 million compared to the first quarter of 2023. Combined net interest revenue and fee revenue decreased $3.2 million due to a decline in demand deposit balances, partially offset by increased customer hedging revenue, primarily related to our energy customers. Net loans charged-off increased $5.9 million to $6.0 million in the second quarter of 2023. Personnel expense increased $3.3 million, driven primarily by incentive compensation costs. The second quarter of 2023 included a gain on alternative investments of $8.1 million resulting from merchant banking activities. Average loans increased $409 million or 2 percent to $19.2 billion. Average deposits decreased $1.0 billion or 7 percent to $14.8 billion.
•Consumer Banking contributed $60.3 million to net income in the second quarter of 2023, an increase of $9.6 million over the prior quarter. The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $1.2 million compared to $10.5 million for the first quarter of 2023. Combined net interest revenue and fee revenue increased $5.8 million, largely due to an increase in the spread on deposits, partially offset by a decline in deposit balances. Operating expense increased $2.1 million. Increases in mortgage banking costs of $2.5 million driven by higher seasonal prepayments and personnel expense of $1.1 million were partially offset by a decline in business promotion expense. Average loans increased $15 million or 1 percent to $1.8 billion. Average deposits decreased $262 million or 3 percent to $8.0 billion.

•Wealth Management contributed $57.3 million to net income in the second quarter of 2023, an increase of $4.9 million over the first quarter of 2023. Combined net interest and fee revenue increased $9.4 million, primarily due to an increase of $5.1 million in total revenue from institutional trading activities from higher U.S. agency residential mortgage-backed securities trading volumes and increases in other revenue and fiduciary and asset management revenue. These increases were partially offset by a decrease in the spread on deposits. Personnel expense increased $2.7 million due to increased cash-based incentive compensation, driven by higher trading activities, combined with higher regular compensation related to annual merit increases. Average loans increased $29 million or 1 percent to $2.2 billion. Average deposits increased $112 million or 2 percent to $7.5 billion. Assets under management or administration were $103.6 billion, an increase of $1.3 billion.

Net Interest Revenue
Net interest revenue was $322.3 million for the second quarter of 2023 compared to $352.3 million for the prior quarter. Net interest margin was 3.00 percent compared to 3.45 percent. Growth in low-spread trading assets drove a 9 basis point decline in net interest margin with deposit repricing activity primarily driving the remaining 36 basis point reduction. Deposit price competition and liability mix shift have driven compression in the net interest margin.
Average earning assets increased $2.0 billion. Average trading securities grew $1.2 billion due to favorable market opportunities. Average loan balances increased $413 million, largely due to growth in commercial and commercial real estate loans. Average available for sale securities increased $295 million. Average interest-bearing cash and cash equivalents increased $92 million. Average interest-bearing deposits increased $295 million. Average funds purchased and repurchase agreements grew $1.9 billion while other borrowings increased $763 million.
The yield on average earning assets was 5.29 percent, up 23 basis points. The loan portfolio yield increased 36 basis points to 7.03 percent while the yield on the available for sale securities portfolio increased 13 basis points to 3.00 percent. The yield on interest-bearing cash and cash equivalents increased 113 basis points to 5.41 percent.
Funding costs were 3.27 percent, an 84 basis point increase. The cost of interest-bearing deposits increased 73 basis points to 2.56 percent. The cost of funds purchased and repurchase agreements increased 125 basis points to 4.58 percent while the cost of other borrowings was up 39 basis points to 5.12 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 98 basis points, an increase of 16 basis points.

Fees and Commissions Revenue
Fees and commissions revenue totaled $200.5 million for the second quarter of 2023, an increase of $14.5 million over the prior quarter.
Brokerage and trading revenue increased $12.6 million, with a $9.3 million increase in trading revenue, largely due to a higher volume of U.S. agency residential mortgage-backed securities and related derivatives contracts trading activity. Customer hedging revenue grew $5.3 million, primarily driven by energy customer activity. Fiduciary and asset management revenue increased $2.3 million, largely due to seasonal tax preparation fee income.

Operating Expense
Total operating expense was $318.7 million for the second quarter of 2023, an increase of $12.9 million compared to the first quarter of 2023.
Personnel expense was $190.7 million, including $2.7 million of deferred compensation expense. Excluding deferred compensation costs, personnel expense increased $7.5 million. Cash-based incentive compensation increased $6.6 million, driven by sales activities. Regular compensation increased $4.1 million, representing the full quarter impact of our annual merit increases in March. Employee benefits expense decreased $2.5 million due to a seasonal decrease in payroll taxes, partially offset by higher healthcare costs.
Non-personnel expense was $128.0 million, an increase of $4.4 million. Higher seasonal prepayments led to a $2.5 million increase in mortgage banking costs. Occupancy and equipment costs grew $1.6 million, largely related to seasonal increases in general building operating costs.

Loans, Deposits and Capital
Loans
Outstanding loans were $23.2 billion at June 30, 2023, growing $488 million over March 31, 2023, largely due to growth in commercial and commercial real estate loans. Unfunded loan commitments decreased $141 million compared to the first quarter of 2023.
Outstanding commercial loan balances, which includes healthcare, services, energy and general business loans, increased $317 million over the prior quarter.
Energy loan balances increased $111 million to $3.5 billion or 15 percent of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 67 percent of committed production loans are secured by properties primarily producing oil. The remaining 33 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $4.3 billion at June 30, 2023, an increase of $224 million over March 31, 2023.
General business loans increased $93 million to $3.4 billion or 15 percent of total loans. General business loans include $2.0 billion of wholesale/retail loans and $1.4 billion of loans from other commercial industries.
Healthcare sector loan balances increased $92 million, totaling $4.0 billion or 17 percent of total loans. Our healthcare sector loans primarily consist of $3.3 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally, we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.
Services sector loan balances increased $21 million to $3.6 billion or 15 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.

Commercial real estate loan balances grew $155 million and represent 21 percent of total loans. Loans secured by multifamily residential properties increased $139 million to $1.5 billion. Loans secured by industrial facilities increased $40 million to $1.3 billion. This growth was partially offset by a $40 million decrease in loans secured by office facilities. Unfunded commercial real estate loan commitments were $2.4 billion at June 30, 2023, a decrease of $306 million compared to March 31, 2023. We take a disciplined approach to managing our concentration of commercial real estate loan commitments as a percentage of Tier 1 Capital. While loan commitments are presently at the upper concentration limit, we expect continued growth in our commercial real estate balances as loans fund, primarily in the multifamily and industrial loan portfolios.
Loans to individuals increased $15 million and represent 16 percent of total loans. Residential mortgage loans increased $29 million while personal loans decreased $14 million.
Liquidity and Capital
Our funding sources, which primarily include deposits and borrowings from the Federal Home Loan Banks, provide adequate liquidity to meet our needs. The loan to deposit ratio was 70 percent at June 30, 2023, consistent with the prior quarter, providing significant on-balance sheet liquidity to meet future loan demand and contractual obligations.
Period-end deposits totaled $33.3 billion at June 30, 2023, a $714 million increase. Time deposits increased $1.1 billion while interest-bearing transaction account balances increased $473 million. Demand deposits decreased $824 million. Average deposits were $32.4 billion at June 30, 2023, a $1.1 billion decrease. Average demand deposit account balances decreased $1.4 billion and average interest-bearing transaction account balances decreased $271 million. Average time deposits increased $598 million. Average Commercial Banking deposits decreased $1.0 billion to $14.8 billion or 46 percent of total deposits. Our commercial deposit portfolio is highly diversified across industries and customers. The highest concentration by industry within our commercial deposit portfolio is with our energy customers representing 6 percent of our total deposits. Wealth Management deposits increased $112 million to $7.5 billion or 23 percent of total deposits. Consumer Banking deposits decreased $262 million to $8.0 billion or 25 percent of total deposits.
The company's common equity Tier 1 capital ratio was 12.13 percent at June 30, 2023. In addition, the company's Tier 1 capital ratio was 12.13 percent, total capital ratio was 13.24 percent, and leverage ratio was 9.75 percent at June 30, 2023. At the beginning of 2020, we elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 7 basis points to the company's common equity tier 1 capital ratio at June 30, 2023. At March 31, 2023, the company's common equity Tier 1 capital ratio was 12.19 percent, Tier 1 capital ratio was 12.20 percent, total capital ratio was 13.21 percent, and leverage ratio was 9.94 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 7.79 percent at June 30, 2023 and 8.46 percent at March 31, 2023. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. Adjusted for all unrealized securities portfolio gains and losses, including those in the investment portfolio, the tangible common equity ratio would be 7.49 percent. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.

The company repurchased 266,000 shares of common stock at an average price paid of $84.08 a share in the second quarter of 2023. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Expected credit losses on assets carried at amortized cost are recognized over their projected lives based on models that measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Our models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rates, commercial real estate vacancy rates and WTI oil prices on a probability weighted basis.
A $17.0 million provision for credit losses was necessary for the second quarter of 2023, primarily related to higher assumed commercial real estate vacancy rates during the forecast period and loan growth during the quarter.
The probability weighting of our base case reasonable and supportable forecast remained at 50 percent in the second quarter of 2023 as the level of uncertainty in economic forecasts remained high. Our base case reasonable and supportable forecast assumes inflation continues to improve from the peak experienced in 2022 and reaches 3.1 percent by the second quarter of 2024. We expect the impact of the Russian-Ukraine conflict remains isolated. Inflation pressures cause modest declines in real household income compared to pre-pandemic levels, resulting in below-trend GDP growth. GDP is projected to grow by 1.0 percent over the next twelve months. Job openings revert to more normalized levels and overall hiring levels decline, causing the national unemployment rate to modestly increase over the next four quarters. Our forecasted civilian unemployment rate is 3.8 percent for the third quarter of 2023, increasing to 4.2 percent by the second quarter of 2024. Our base case also assumes the Federal Reserve increases the federal funds rate once in the third quarter of 2023, resulting in a target range of 5.25 percent to 5.50 percent. No additional rate increases are anticipated for the remainder of the forecast horizon. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of June 30, 2023, averaging $69.39 per barrel over the next twelve months.
Our downside case, probability weighted at 40 percent, assumes that inflation moderates from the peak experienced in 2022, but remains elevated through the forecast horizon ending at 3.8 percent by the second quarter of 2024. Higher levels of inflation force the Federal Reserve to adopt a more aggressive monetary policy as compared to the base case scenario. This results in a federal funds target range of 6.00 to 6.25 percent by the second quarter of 2024. The United States economy is pushed into a recession, with a contraction in economic activity and a sharp increase in the unemployment rate from 4.7 percent in the third quarter of 2023 to 6.1 percent in the second quarter of 2024. In this scenario, real GDP is expected to contract 2.0 percent over the next four quarters. WTI oil prices are projected to average $55.78 per barrel over the next twelve months, peaking at $62.31 in the third quarter of 2023 and falling 19 percent over the following three quarters.
Nonperforming assets totaled $136 million or 0.59 percent of outstanding loans and repossessed assets at June 30, 2023, compared to $133 million or 0.58 percent at March 31, 2023. Excluding loans guaranteed by U.S. government agencies, nonperforming assets totaled $125 million or 0.54 percent of outstanding loans and repossessed assets at June 30, 2023, compared to $119 million or 0.53 percent at March 31, 2023.

Nonaccruing loans were $132 million or 0.57 percent of outstanding loans at June 30, 2023. Nonaccruing commercial loans totaled $73 million or 0.50 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $17 million or 0.35 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $42 million or 1.11 percent of outstanding loans to individuals.
Nonaccruing loans increased $12.0 million compared to March 31, 2023. Nonaccruing energy loans increased $20 million and nonaccruing general business loans increased $3.0 million. These increases were partially offset by a $4.3 million decrease in nonaccruing commercial real estate loans and a $3.6 million decrease in nonaccruing services loans. New nonaccruing loans identified in the second quarter totaled $28 million, offset by $5.9 million in payments received and $8.0 million of charge-offs.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $109 million at June 30, 2023. The $28 million decrease compared to March 31, 2023 was primarily related to potential problem energy and general business loans.
At June 30, 2023, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $323 million or 1.39 percent of outstanding loans and 267 percent of nonaccruing loans. The allowance for loan losses totaled $263 million or 1.13 percent of outstanding loans and 218 percent of nonaccruing loans. At March 31, 2023, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $312 million or 1.37 percent of outstanding loans and 295 percent of nonaccruing loans. The allowance for loan losses was $249 million or 1.10 percent of outstanding loans and 235 percent of nonaccruing loans. The allowance to nonaccruing loan percentages referenced above omit residential mortgage loans guaranteed by U.S. government agencies.
Gross charge-offs were $8.0 million for the second quarter compared to $3.7 million for the first quarter of 2023. Gross charge-offs for the second quarter were primarily related to a single commercial real estate borrower and a single commercial services borrower. Recoveries totaled $1.3 million for the second quarter of 2023 and $2.9 million for the prior quarter. Net charge-offs were $6.7 million or 0.12 percent of average loans on an annualized basis in the second quarter compared to net charge-offs of $769 thousand or 0.01 percent of average loans on an annualized basis in the first quarter. Net charge-offs were 0.10 percent of average loans over the last four quarters.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $11.9 billion at June 30, 2023, largely unchanged compared to March 31, 2023. At June 30, 2023, the available for sale securities portfolio consisted primarily of $6.1 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.6 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At June 30, 2023, the available for sale securities portfolio had a net unrealized loss of $899 million compared to $742 million at March 31, 2023.
We hold an inventory of trading securities in support of sales to a variety of customers. At June 30, 2023, the trading securities portfolio totaled $5.4 billion compared to $2.3 billion at March 31, 2023.

The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $114 million to $212 million at June 30, 2023.
Derivative contracts are carried at fair value. At June 30, 2023, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer derivative programs totaled $538 million compared to $572 million at March 31, 2023. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $526 million at June 30, 2023 and $578 million at March 31, 2023.
The net cost of the changes in the fair value of mortgage servicing rights and related economic hedges was $1.2 million during the second quarter of 2023, including a $10.3 million decrease in the fair value of securities and derivative contracts held as an economic hedge, a $9.3 million increase in the fair value of mortgage servicing rights and $232 thousand of related net interest expense.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, July 26, 2023 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-844-512-2921 and referencing conference ID # 13739748.

About BOK Financial Corporation
BOK Financial Corporation is a $49 billion regional financial services company headquartered in Tulsa, Oklahoma with $104 billion in assets under management or administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund, Cavanal Hill Investment Management, Inc. and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin, Connecticut and Tennessee. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of June 30, 2023 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99.1(b)
BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Jun. 30, 2023	Mar. 31, 2023
ASSETS
Cash and due from banks	$875,714	$792,371
Interest-bearing cash and cash equivalents	571,616	571,613
Trading securities	5,442,364	2,294,358
Investment securities, net of allowance	2,374,071	2,448,136
Available for sale securities	11,938,523	11,937,841
Fair value option securities	212,321	326,390
Restricted equity securities	330,086	288,181
Residential mortgage loans held for sale	94,820	74,175
Loans:
Commercial	14,534,516	14,217,349
Commercial real estate	4,970,801	4,815,316
Loans to individuals	3,732,342	3,717,388
Total loans	23,237,659	22,750,053
Allowance for loan losses	(262,714)	(249,460)
Loans, net of allowance	22,974,945	22,500,593
Premises and equipment, net	617,918	623,112
Receivables	263,915	265,680
Goodwill	1,044,749	1,044,749
Intangible assets, net	69,246	72,689
Mortgage servicing rights	304,722	299,803
Real estate and other repossessed assets, net	4,227	12,651
Derivative contracts, net	353,037	394,291
Cash surrender value of bank-owned life insurance	411,084	408,614
Receivable on unsettled securities sales	133,909	18,186
Other assets	1,220,653	1,150,689
TOTAL ASSETS	$49,237,920	$45,524,122

LIABILITIES AND EQUITY
Deposits:
Demand	$10,782,548	$11,606,975
Interest-bearing transaction	18,907,981	18,434,489
Savings	897,937	962,673
Time	2,706,377	1,576,610
Total deposits	33,294,843	32,580,747
Funds purchased and repurchase agreements	5,446,864	1,599,724
Other borrowings	3,777,056	4,735,885
Subordinated debentures	131,154	131,148
Accrued interest, taxes and expense	228,797	268,449
Due on unsettled securities purchases	400,430	262,492
Derivative contracts, net	550,653	510,483
Other liabilities	540,726	557,167
TOTAL LIABILITIES	44,370,523	40,646,095
Shareholders' equity:
Capital, surplus and retained earnings	5,700,526	5,603,340
Accumulated other comprehensive loss	(836,672)	(728,554)
TOTAL SHAREHOLDERS' EQUITY	4,863,854	4,874,786
Non-controlling interests	3,543	3,241
TOTAL EQUITY	4,867,397	4,878,027
TOTAL LIABILITIES AND EQUITY	$49,237,920	$45,524,122

AVERAGE BALANCE SHEETS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
ASSETS
Interest-bearing cash and cash equivalents	$708,475	$616,596	$568,307	$748,263	$843,619
Trading securities	4,274,803	3,031,969	3,086,985	3,178,068	4,166,954
Investment securities, net of allowance	2,408,122	2,473,796	2,535,305	2,593,989	610,983
Available for sale securities	12,033,597	11,738,693	10,953,851	10,306,257	12,258,072
Fair value option securities	245,469	300,372	92,012	36,846	54,832
Restricted equity securities	351,944	316,724	216,673	173,656	167,732
Residential mortgage loans held for sale	72,959	65,769	98,613	132,685	148,183
Loans:
Commercial	14,316,474	14,046,237	13,846,339	13,508,325	13,472,488
Commercial real estate	4,896,230	4,757,362	4,488,091	4,434,650	4,061,129
Loans to individuals	3,676,350	3,672,648	3,641,574	3,656,257	3,524,097
Total loans	22,889,054	22,476,247	21,976,004	21,599,232	21,057,714
Allowance for loan losses	(252,890)	(238,909)	(242,450)	(241,136)	(246,064)
Loans, net of allowance	22,636,164	22,237,338	21,733,554	21,358,096	20,811,650
Total earning assets	42,731,533	40,781,257	39,285,300	38,527,860	39,062,025
Cash and due from banks	875,280	857,771	865,796	821,801	822,599
Derivative contracts, net	410,793	546,018	1,239,717	2,019,905	3,051,429
Cash surrender value of bank-owned life insurance	409,313	408,124	406,826	410,667	408,489
Receivable on unsettled securities sales	163,903	177,312	194,996	219,113	457,165
Other assets	3,317,285	3,211,986	3,216,983	3,119,856	3,486,691
TOTAL ASSETS	$47,908,107	$45,982,468	$45,209,618	$45,119,202	$47,288,398

LIABILITIES AND EQUITY
Deposits:
Demand	$10,998,201	$12,406,408	$14,176,189	$15,105,305	$15,202,597
Interest-bearing transaction	18,368,592	18,639,900	18,898,315	19,556,806	21,037,294
Savings	926,882	958,443	969,275	978,596	981,493
Time	2,076,037	1,477,720	1,417,606	1,409,069	1,373,036
Total deposits	32,369,712	33,482,471	35,461,385	37,049,776	38,594,420
Funds purchased and repurchase agreements	3,670,994	1,759,237	1,046,447	800,759	1,224,134
Other borrowings	5,275,291	4,512,280	2,523,195	1,528,887	1,301,358
Subordinated debentures	131,153	131,166	131,180	131,199	131,219
Derivative contracts, net	576,558	428,023	445,105	105,221	535,574
Due on unsettled securities purchases	436,353	316,738	575,957	331,428	380,332
Other liabilities	503,134	511,530	408,029	396,510	389,031
TOTAL LIABILITIES	42,963,195	41,141,445	40,591,298	40,343,780	42,556,068
Total equity	4,944,912	4,841,023	4,618,320	4,775,422	4,732,330
TOTAL LIABILITIES AND EQUITY	$47,908,107	$45,982,468	$45,209,618	$45,119,202	$47,288,398

STATEMENTS OF EARNINGS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Interest revenue	$570,367	$294,247	$1,087,096	$577,346
Interest expense	248,106	20,229	412,487	34,917
Net interest revenue	322,261	274,018	674,609	542,429
Provision for credit losses	17,000	—	33,000	—
Net interest revenue after provision for credit losses	305,261	274,018	641,609	542,429
Other operating revenue:
Brokerage and trading revenue	65,006	44,043	117,402	16,964
Transaction card revenue	26,003	26,940	51,624	51,156
Fiduciary and asset management revenue	52,997	49,838	103,654	96,237
Deposit service charges and fees	27,100	28,500	53,068	55,504
Mortgage banking revenue	15,141	11,368	29,508	28,018
Other revenue	14,250	12,684	31,220	23,129
Total fees and commissions	200,497	173,373	386,476	271,008
Other gains (losses), net	12,618	(7,639)	14,869	(9,283)
Loss on derivatives, net	(8,159)	(13,569)	(9,503)	(60,550)
Loss on fair value option securities, net	(2,158)	(2,221)	(5,120)	(13,422)
Change in fair value of mortgage servicing rights	9,261	17,485	3,202	66,595
Gain (loss) on available for sale securities, net	(3,010)	1,188	(3,010)	2,125
Total other operating revenue	209,049	168,617	386,914	256,473
Other operating expense:
Personnel	190,652	154,923	372,797	314,151
Business promotion	7,640	6,325	16,209	12,838
Charitable contributions to BOKF Foundation	1,142	—	1,142	—
Professional fees and services	12,777	12,475	25,825	23,888
Net occupancy and equipment	30,105	27,489	58,564	58,344
Insurance	6,974	4,728	14,289	9,011
Data processing and communications	45,307	41,280	90,109	81,116
Printing, postage and supplies	3,728	3,929	7,621	7,618
Amortization of intangible assets	3,474	4,049	6,865	8,013
Mortgage banking costs	8,300	9,437	14,082	17,314
Other expense	8,574	9,020	16,982	18,980
Total other operating expense	318,673	273,655	624,485	551,273

Net income before taxes	195,637	168,980	404,038	247,629
Federal and state income taxes	44,001	36,122	89,906	52,319

Net income	151,636	132,858	314,132	195,310
Net income (loss) attributable to non-controlling interests	328	12	456	(24)
Net income attributable to BOK Financial Corporation shareholders	$151,308	$132,846	$313,676	$195,334

Average shares outstanding:
Basic	65,994,132	67,453,748	66,162,048	67,616,396
Diluted	65,994,132	67,455,172	66,162,048	67,617,834

Net income per share:
Basic	$2.27	$1.96	$4.70	$2.87
Diluted	$2.27	$1.96	$4.70	$2.87

QUARTERLY EARNINGS TREND – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022

Interest revenue	$570,367	$516,729	$451,606	$363,150	$294,247
Interest expense	248,106	164,381	98,980	46,825	20,229
Net interest revenue	322,261	352,348	352,626	316,325	274,018
Provision for credit losses	17,000	16,000	15,000	15,000	—
Net interest revenue after provision for credit losses	305,261	336,348	337,626	301,325	274,018
Other operating revenue:
Brokerage and trading revenue	65,006	52,396	63,008	61,006	44,043
Transaction card revenue	26,003	25,621	27,136	25,974	26,940
Fiduciary and asset management revenue	52,997	50,657	49,899	50,190	49,838
Deposit service charges and fees	27,100	25,968	26,429	28,703	28,500
Mortgage banking revenue	15,141	14,367	10,065	11,282	11,368
Other revenue	14,250	16,970	17,034	15,479	12,684
Total fees and commissions	200,497	185,979	193,571	192,634	173,373
Other gains (losses), net	12,618	2,251	8,427	979	(7,639)
Gain (loss) on derivatives, net	(8,159)	(1,344)	4,548	(17,009)	(13,569)
Loss on fair value option securities, net	(2,158)	(2,962)	(2,568)	(4,368)	(2,221)
Change in fair value of mortgage servicing rights	9,261	(6,059)	(2,904)	16,570	17,485
Gain (loss) on available for sale securities, net	(3,010)	—	(3,988)	892	1,188
Total other operating revenue	209,049	177,865	197,086	189,698	168,617
Other operating expense:
Personnel	190,652	182,145	186,419	170,348	154,923
Business promotion	7,640	8,569	7,470	6,127	6,325
Charitable contributions to BOKF Foundation	1,142	—	2,500	—	—
Professional fees and services	12,777	13,048	18,365	14,089	12,475
Net occupancy and equipment	30,105	28,459	29,227	29,296	27,489
Insurance	6,974	7,315	4,677	4,306	4,728
Data processing and communications	45,307	44,802	43,048	41,743	41,280
Printing, postage and supplies	3,728	3,893	3,890	4,349	3,929
Amortization of intangible assets	3,474	3,391	3,736	3,943	4,049
Mortgage banking costs	8,300	5,782	9,016	9,504	9,437
Other expense	8,574	8,408	10,108	11,046	9,020
Total other operating expense	318,673	305,812	318,456	294,751	273,655
Net income before taxes	195,637	208,401	216,256	196,272	168,980
Federal and state income taxes	44,001	45,905	47,864	39,681	36,122
Net income	151,636	162,496	168,392	156,591	132,858
Net income (loss) attributable to non-controlling interests	328	128	(37)	81	12
Net income attributable to BOK Financial Corporation shareholders	$151,308	$162,368	$168,429	$156,510	$132,846

Average shares outstanding:
Basic	65,994,132	66,331,775	66,627,955	67,003,199	67,453,748
Diluted	65,994,132	66,331,775	66,627,955	67,004,623	67,455,172
Net income per share:
Basic	$2.27	$2.43	$2.51	$2.32	$1.96
Diluted	$2.27	$2.43	$2.51	$2.32	$1.96

FINANCIAL HIGHLIGHTS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Capital:
Period-end shareholders' equity	$4,863,854	$4,874,786	$4,682,649	$4,509,934	$4,737,339
Risk weighted assets	$38,218,164	$37,192,197	$38,142,231	$36,866,994	$36,787,092
Risk-based capital ratios:
Common equity tier 1	12.13%	12.19%	11.69%	11.80%	11.61%
Tier 1	12.13%	12.20%	11.71%	11.82%	11.63%
Total capital	13.24%	13.21%	12.67%	12.81%	12.59%
Leverage ratio	9.75%	9.94%	9.91%	9.76%	9.12%
Tangible common equity ratio[1]	7.79%	8.46%	7.63%	7.96%	8.16%
Adjusted tangible common equity ratio[1]	7.49%	8.22%	7.36%	7.66%	8.10%

Common stock:
Book value per share	$73.28	$73.19	$69.93	$67.06	$69.87
Tangible book value per share	$56.50	$56.42	$53.19	$50.34	$53.22
Market value per share:
High	$90.91	$106.47	$110.28	$95.51	$94.76
Low	$74.40	$80.00	$88.46	$69.82	$74.03
Cash dividends paid	$35,879	$36,006	$36,188	$35,661	$35,892
Dividend payout ratio	23.71%	22.18%	21.49%	22.79%	27.02%
Shares outstanding, net	66,369,208	66,600,833	66,958,634	67,254,383	67,806,005
Stock buy-back program:
Shares repurchased	266,000	447,071	314,406	548,034	294,084
Amount	$22,366	$44,100	$32,429	$49,980	$24,404
Average price paid per share[2]	$84.08	$98.64	$103.14	$91.20	$82.98

Performance ratios (quarter annualized):
Return on average assets	1.27%	1.43%	1.48%	1.38%	1.13%
Return on average equity	12.28%	13.61%	14.48%	13.01%	11.27%
Return on average tangible common equity[1]	15.86%	17.71%	19.14%	17.04%	14.81%
Net interest margin	3.00%	3.45%	3.54%	3.24%	2.76%
Efficiency ratio[1,3]	58.75%	56.79%	56.61%	57.33%	60.79%

Other data:
Tax equivalent interest	$2,200	$2,285	$2,287	$2,163	$2,040
Net unrealized loss on available for sale securities	$(898,906)	$(741,508)	$(865,553)	$(935,788)	$(522,812)

	Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Mortgage banking:
Mortgage production revenue	$(284)	$(633)	$(3,983)	$(2,406)	$(504)

Mortgage loans funded for sale	$214,785	$138,624	$141,090	$260,210	$360,237
Add: current period-end outstanding commitments	55,031	71,693	45,492	75,779	106,004
Less: prior period end outstanding commitments	71,693	45,492	75,779	106,004	160,260
Total mortgage production volume	$198,123	$164,825	$110,803	$229,985	$305,981

Mortgage loan refinances to mortgage loans funded for sale	8%	9%	10%	10%	19%
Realized margin on funded mortgage loans	(0.14)%	(1.25)%	(1.10)%	(0.41)%	0.88%
Production revenue as a percentage of production volume	(0.14)%	(0.38)%	(3.59)%	(1.05)%	(0.16)%

Mortgage servicing revenue	$15,425	$15,000	$14,048	$13,688	$11,872
Average outstanding principal balance of mortgage loans serviced for others	20,807,044	21,121,319	18,923,078	19,070,221	17,336,596
Average mortgage servicing revenue rates	0.30%	0.29%	0.29%	0.28%	0.27%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(8,099)	$(1,711)	$4,373	$(17,027)	$(13,639)
Loss on fair value option securities, net	(2,158)	(2,962)	(2,568)	(4,368)	(2,221)
Gain (loss) on economic hedge of mortgage servicing rights	(10,257)	(4,673)	1,805	(21,395)	(15,860)
Gain (loss) on changes in fair value of mortgage servicing rights	9,261	(6,059)	(2,904)	16,570	17,485
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	(996)	(10,732)	(1,099)	(4,825)	1,625
Net interest revenue (expense) on fair value option securities[4]	(232)	187	(118)	29	275
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$(1,228)	$(10,545)	$(1,217)	$(4,796)	$1,900
1    See Reconciliation of Non-GAAP Measures following.
2    Excludes 1 percent excise tax on corporate stock repurchases.
3 Prior period ratios have been adjusted to be consistent with the current period presentation.
4     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Reconciliation of tangible common equity ratio and adjusted tangible common equity ratio:
Total shareholders' equity	$4,863,854	$4,874,786	$4,682,649	$4,509,934	$4,737,339
Less: Goodwill and intangible assets, net	1,113,995	1,117,438	1,120,880	1,124,582	1,128,493
Tangible common equity	3,749,859	3,757,348	3,561,769	3,385,352	3,608,846
Add: Unrealized gain (loss) on investment securities, net	(189,152)	(140,947)	(167,477)	(165,206)	(30,305)
Add: Tax effect on unrealized gain (loss) on investment securities, net	44,486	33,149	39,196	38,665	7,093
Adjusted tangible common equity	$3,605,193	$3,649,550	$3,433,488	$3,258,811	$3,585,634

Total assets	$49,237,920	$45,524,122	$47,790,642	$43,645,446	$45,377,072
Less: Goodwill and intangible assets, net	1,113,995	1,117,438	1,120,880	1,124,582	1,128,493
Tangible assets	$48,123,925	$44,406,684	$46,669,762	$42,520,864	$44,248,579

Tangible common equity ratio	7.79%	8.46%	7.63%	7.96%	8.16%

Adjusted tangible common equity ratio	7.49%	8.22%	7.36%	7.66%	8.10%

Reconciliation of return on average tangible common equity:
Total average shareholders' equity	$4,941,352	$4,837,567	$4,613,929	$4,771,123	$4,728,311
Less: Average goodwill and intangible assets, net	1,115,652	1,119,123	1,122,680	1,126,440	1,130,430
Average tangible common equity	$3,825,700	$3,718,444	$3,491,249	$3,644,683	$3,597,881

Net Income	151,308	162,368	168,429	156,510	132,846

Return on average tangible common equity	15.86%	17.71%	19.14%	17.04%	14.81%

Reconciliation of pre-provision net revenue:
Net income before taxes	$195,637	$208,401	$216,256	$196,272	$168,980
Provision for expected credit losses	17,000	16,000	15,000	15,000	—
Net income (loss) attributable to non-controlling interests	328	128	(37)	81	12
Pre-provision net revenue	$212,309	$224,273	$231,293	$211,191	$168,968

Calculation of efficiency ratio:
Total other operating expense	$318,673	$305,812	$318,456	$294,751	$273,655
Less: Amortization of intangible assets	3,474	3,391	3,736	3,943	4,049
Adjusted total other operating expense	$315,199	$302,421	$314,720	$290,808	$269,606

Net interest revenue	$322,261	$352,348	$352,626	$316,325	$274,018
Tax-equivalent adjustment	2,200	2,285	2,287	2,163	2,040
Tax-equivalent net interest revenue	324,461	354,633	354,913	318,488	276,058
Total other operating revenue	209,049	177,865	197,086	189,698	168,617
Less: Gain (loss) on available for sale securities, net	(3,010)	—	(3,988)	892	1,188
Adjusted revenue	$536,520	$532,498	$555,987	$507,294	$443,487

Efficiency ratio	58.75%	56.79%	56.61%	57.33%	60.79%

	Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Information on net interest revenue and net interest margin excluding trading activities:
Net interest revenue	$322,261	$352,348	$352,626	$316,325	$274,018
Less: Trading activities net interest revenue	(3,461)	70	(860)	4,478	15,073
Net interest revenue excluding trading activities	325,722	352,278	353,486	311,847	258,945
Tax-equivalent adjustment	2,200	2,285	2,287	2,163	2,040
Tax-equivalent net interest revenue excluding trading activities	$327,922	$354,563	$355,773	$314,010	$260,985

Average total earning assets	$42,731,533	$40,781,257	$39,285,300	$38,527,860	$39,062,025
Less: Average trading activities interest-earning assets	4,274,803	3,031,969	3,086,985	3,178,068	4,166,954
Average interest-earning assets excluding trading activities	$38,456,730	$37,749,288	$36,198,315	$35,349,792	$34,895,071

Net interest margin on average interest-earning assets	3.00%	3.45%	3.54%	3.24%	2.76%
Net interest margin on average trading activities interest-earning assets	(0.34)%	0.00%	(0.12)%	0.53%	1.31%
Net interest margin on average interest-earning assets excluding trading activities	3.36%	3.72%	3.84%	3.49%	2.95%

Explanation of Non-GAAP Measures

The tangible common equity ratio and return on average tangible common equity are primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities, less intangible assets and equity that does not benefit common shareholders. The adjusted tangible common equity ratio also includes unrealized gains and losses on the investment portfolio. These measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from shareholders' equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income in shareholders' equity.

Pre-provision net revenue is a measure of revenue less expenses, and is calculated before provision for credit losses and income tax expense. This financial measure is frequently used by investors and analysts and enables them to assess a company's ability to generate earnings to cover credit losses through a credit cycle. It also provides an additional basis for comparing the results of operations between periods by isolating the impact of the provision for credit losses, which can vary significantly between periods.

The efficiency ratio measures the Company's ability to use its assets and manage its liabilities effectively in the current period. Prior to the second quarter of 2023, the efficiency ratio did not exclude amortization of intangible assets and only included tax-equivalent net interest revenue and fees and commissions as part of total revenue. All prior periods were adjusted to conform with the current methodology.

Net interest revenue and net interest margin excluding trading activities removes the effect of trading activities on these metrics allowing management and investors to assess the performance of the Company's core lending and deposit activities without the associated volatility from trading activities.

LOANS TREND – UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Commercial:
Healthcare	$3,991,387	$3,899,341	$3,845,017	$3,826,623	$3,696,963
Services	3,585,169	3,563,702	3,431,521	3,280,925	3,421,493
Energy	3,508,752	3,398,057	3,424,790	3,371,588	3,393,072
General business	3,449,208	3,356,249	3,511,171	3,148,783	3,110,309
Total commercial	14,534,516	14,217,349	14,212,499	13,627,919	13,621,837

Commercial real estate:
Multifamily	1,502,971	1,363,881	1,212,883	1,126,700	878,565
Industrial	1,349,709	1,309,435	1,221,501	1,103,905	953,626
Office	1,005,660	1,045,700	1,053,331	1,086,615	1,100,115
Retail	617,886	618,264	620,518	635,021	637,304
Residential construction and land development	106,370	102,828	95,684	91,690	111,575
Other commercial real estate	388,205	375,208	402,860	429,980	424,963
Total commercial real estate	4,970,801	4,815,316	4,606,777	4,473,911	4,106,148

Loans to individuals:
Residential mortgage	1,993,690	1,926,027	1,890,784	1,851,836	1,784,729
Residential mortgages guaranteed by U.S. government agencies	186,170	224,753	245,940	262,466	293,838
Personal	1,552,482	1,566,608	1,601,150	1,574,325	1,484,596
Total loans to individuals	3,732,342	3,717,388	3,737,874	3,688,627	3,563,163

Total	$23,237,659	$22,750,053	$22,557,150	$21,790,457	$21,291,148

LOANS MANAGED BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022

Texas:
Commercial	$7,223,820	$7,103,166	$6,878,618	$6,644,890	$6,645,698
Commercial real estate	1,748,796	1,675,831	1,555,508	1,448,590	1,339,452
Loans to individuals	974,911	992,343	982,700	970,459	934,856
Total Texas	9,947,527	9,771,340	9,416,826	9,063,939	8,920,006

Oklahoma:
Commercial	3,251,547	3,178,934	3,382,577	3,108,608	3,139,093
Commercial real estate	573,559	574,708	582,109	608,856	576,458
Loans to individuals	2,079,311	2,049,472	2,077,124	2,054,362	1,982,247
Total Oklahoma	5,904,417	5,803,114	6,041,810	5,771,826	5,697,798

Colorado:
Commercial	2,179,473	2,148,066	2,149,199	2,117,181	2,082,688
Commercial real estate	683,973	646,537	613,912	565,057	473,231
Loans to individuals	223,200	231,368	241,902	237,981	234,105
Total Colorado	3,086,646	3,025,971	3,005,013	2,920,219	2,790,024

Arizona:
Commercial	1,177,778	1,115,973	1,124,289	1,103,000	1,085,401
Commercial real estate	926,750	881,465	860,947	850,319	766,767
Loans to individuals	242,102	240,556	229,872	225,981	212,870
Total Arizona	2,346,630	2,237,994	2,215,108	2,179,300	2,065,038

Kansas/Missouri:
Commercial	309,148	318,782	310,715	307,456	338,910
Commercial real estate	516,299	489,951	479,968	466,955	458,157
Loans to individuals	138,960	129,580	131,307	125,039	125,584
Total Kansas/Missouri	964,407	938,313	921,990	899,450	922,651

New Mexico:
Commercial	287,443	280,945	263,349	258,754	253,825
Commercial real estate	425,472	449,715	417,008	426,367	431,606
Loans to individuals	64,803	65,770	67,163	68,095	67,026
Total New Mexico	777,718	796,430	747,520	753,216	752,457

Arkansas:
Commercial	105,307	71,483	103,752	88,030	76,222
Commercial real estate	95,952	97,109	97,325	107,767	60,477
Loans to individuals	9,055	8,299	7,806	6,710	6,475
Total Arkansas	210,314	176,891	208,883	202,507	143,174

TOTAL BOK FINANCIAL	$23,237,659	$22,750,053	$22,557,150	$21,790,457	$21,291,148
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Oklahoma:
Demand	$4,273,136	$4,369,944	$4,585,963	$5,143,405	$5,422,593
Interest-bearing:
Transaction	9,979,534	9,468,100	9,475,528	9,619,419	10,240,378
Savings	531,536	564,829	555,407	558,256	561,413
Time	1,945,916	942,787	794,002	776,306	678,127
Total interest-bearing	12,456,986	10,975,716	10,824,937	10,953,981	11,479,918
Total Oklahoma	16,730,122	15,345,660	15,410,900	16,097,386	16,902,511

Texas:
Demand	2,876,568	3,154,789	3,873,759	4,609,255	4,670,535
Interest-bearing:
Transaction	4,532,093	4,366,932	4,878,482	4,781,920	5,344,326
Savings	162,704	175,012	178,356	179,049	183,708
Time	377,424	321,774	356,538	343,015	333,038
Total interest-bearing	5,072,221	4,863,718	5,413,376	5,303,984	5,861,072
Total Texas	7,948,789	8,018,507	9,287,135	9,913,239	10,531,607

Colorado:
Demand	1,726,130	1,869,194	2,462,891	2,510,179	2,799,798
Interest-bearing:
Transaction	1,825,295	2,126,435	2,123,218	2,221,796	2,277,563
Savings	66,968	72,548	77,961	80,542	82,976
Time	148,840	128,583	135,043	151,064	160,795
Total interest-bearing	2,041,103	2,327,566	2,336,222	2,453,402	2,521,334
Total Colorado	3,767,233	4,196,760	4,799,113	4,963,581	5,321,132

New Mexico:
Demand	912,218	997,364	1,141,958	1,296,410	1,347,600
Interest-bearing:
Transaction	712,541	674,328	691,915	717,492	845,442
Savings	102,729	111,771	112,430	113,056	115,660
Time	179,548	137,875	133,625	142,856	148,532
Total interest-bearing	994,818	923,974	937,970	973,404	1,109,634
Total New Mexico	1,907,036	1,921,338	2,079,928	2,269,814	2,457,234

Arizona:
Demand	592,144	780,051	844,327	903,296	901,543
Interest-bearing:
Transaction	800,970	687,527	739,628	788,142	792,269
Savings	14,489	16,993	16,496	18,258	17,999
Time	31,248	27,755	24,846	26,704	28,774
Total interest-bearing	846,707	732,275	780,970	833,104	839,042
Total Arizona	1,438,851	1,512,326	1,625,297	1,736,400	1,740,585

	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Kansas/Missouri:
Demand	363,534	393,321	436,259	479,459	537,143
Interest-bearing:
Transaction	1,014,247	1,040,009	694,163	747,981	913,921
Savings	16,316	18,292	20,678	19,375	19,943
Time	16,176	13,061	12,963	13,258	13,962
Total interest-bearing	1,046,739	1,071,362	727,804	780,614	947,826
Total Kansas/Missouri	1,410,273	1,464,683	1,164,063	1,260,073	1,484,969

Arkansas:
Demand	38,818	42,312	50,180	43,111	41,084
Interest-bearing:
Transaction	43,301	71,158	56,181	123,273	130,300
Savings	3,195	3,228	3,083	3,098	3,125
Time	7,225	4,775	4,825	5,940	6,371
Total interest-bearing	53,721	79,161	64,089	132,311	139,796
Total Arkansas	92,539	121,473	114,269	175,422	180,880

TOTAL BOK FINANCIAL	$33,294,843	$32,580,747	$34,480,705	$36,415,915	$38,618,918

NET INTEREST MARGIN TREND – UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	5.41%	4.28%	4.06%	1.87%	0.83%
Trading securities	4.50%	4.52%	3.70%	2.72%	2.00%
Investment securities, net of allowance	1.44%	1.46%	1.46%	1.42%	2.35%
Available for sale securities	3.00%	2.87%	2.54%	2.21%	1.84%
Fair value option securities	5.07%	5.17%	4.40%	2.98%	2.92%
Restricted equity securities	7.31%	7.34%	5.70%	6.23%	3.30%
Residential mortgage loans held for sale	5.85%	5.79%	5.56%	5.05%	4.22%
Loans	7.03%	6.67%	5.99%	4.89%	3.92%
Allowance for loan losses
Loans, net of allowance	7.10%	6.74%	6.06%	4.94%	3.96%
Total tax-equivalent yield on earning assets	5.29%	5.06%	4.53%	3.71%	2.96%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	2.60%	1.91%	1.28%	0.63%	0.22%
Savings	0.21%	0.10%	0.08%	0.05%	0.03%
Time	3.27%	1.95%	1.25%	0.93%	0.68%
Total interest-bearing deposits	2.56%	1.83%	1.22%	0.63%	0.24%
Funds purchased and repurchase agreements	4.58%	3.33%	2.05%	0.72%	0.53%
Other borrowings	5.12%	4.73%	4.08%	2.33%	1.01%
Subordinated debt	6.79%	6.40%	6.16%	5.07%	4.50%
Total cost of interest-bearing liabilities	3.27%	2.43%	1.57%	0.76%	0.31%
Tax-equivalent net interest revenue spread	2.02%	2.63%	2.96%	2.95%	2.65%
Effect of noninterest-bearing funding sources and other	0.98%	0.82%	0.58%	0.29%	0.11%
Tax-equivalent net interest margin	3.00%	3.45%	3.54%	3.24%	2.76%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Nonperforming assets:
Nonaccruing loans:
Commercial:
Healthcare	$36,753	$37,247	$41,034	$41,438	$14,886
Services	4,541	8,097	16,228	27,315	15,259
Energy	20,037	127	1,399	4,164	20,924
General business	11,946	8,961	1,636	2,753	3,539
Total commercial	73,277	54,432	60,297	75,670	54,608

Commercial real estate	17,395	21,668	16,570	7,971	10,939

Loans to individuals:
Permanent mortgage	29,973	29,693	29,791	30,066	30,460
Permanent mortgage guaranteed by U.S. government agencies	11,473	14,302	15,005	16,957	18,000
Personal	133	200	134	136	132
Total loans to individuals	41,579	44,195	44,930	47,159	48,592

Total nonaccruing loans	$132,251	$120,295	$121,797	$130,800	$114,139
Accruing renegotiated loans guaranteed by U.S. government agencies[1]	—	—	163,535	176,022	196,420
Real estate and other repossessed assets	4,227	12,651	14,304	29,676	22,221
Total nonperforming assets	$136,478	$132,946	$299,636	$336,498	$332,780
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$125,005	$118,644	$121,096	$143,519	$118,360

Accruing loans 90 days past due[2]	$220	$76	$510	$120	$3

Gross charge-offs	$8,049	$3,667	$17,807	$1,766	$1,368
Recoveries	(1,346)	(2,898)	(2,301)	(1,309)	(2,167)
Net charge-offs (recoveries)	$6,703	$769	$15,506	$457	$(799)

Provision for loan losses	$19,957	$14,525	$9,442	$1,111	$(6,158)
Provision for credit losses from off-balance sheet unfunded loan commitments	(3,003)	2,024	4,609	14,060	6,005
Provision for expected credit losses from mortgage banking activities	78	(488)	1,003	(66)	69
Provision for credit losses related to held-to maturity (investment) securities portfolio	(32)	(61)	(54)	(105)	84
Total provision for credit losses	$17,000	$16,000	$15,000	$15,000	$—

	Three Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Allowance for loan losses to period end loans	1.13%	1.10%	1.04%	1.11%	1.13%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.39%	1.37%	1.31%	1.37%	1.33%
Nonperforming assets to period end loans and repossessed assets	0.59%	0.58%	1.33%	1.54%	1.56%
Net charge-offs (annualized) to average loans	0.12%	0.01%	0.28%	0.01%	(0.02)%
Allowance for loan losses to nonaccruing loans[2]	217.52%	235.36%	220.71%	212.37%	250.80%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[2]	267.15%	294.74%	277.76%	261.83%	294.74%
1    The Company adopted FASB Accounting Standards Update No. 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, which eliminates designation of these loans as troubled debt restructurings effective January 1, 2023.
2    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

SEGMENTS – UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			2Q23 vs 1Q23		2Q23 vs 2Q22
	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	$ change	% change	$ change	% change
Commercial Banking
Net interest revenue	$260,099	$267,157	$166,543	$(7,058)	(2.6)%	$93,556	56.2%
Fees and commissions revenue	59,704	55,835	59,881	3,869	6.9%	(177)	(0.3)%
Combined net interest and fee revenue	319,803	322,992	226,424	(3,189)	(1.0)%	93,379	41.2%
Other operating expense	77,479	73,134	69,631	4,345	5.9%	7,848	11.3%
Corporate expense allocations	21,404	17,718	16,617	3,686	20.8%	4,787	28.8%
Net income	170,179	177,306	105,115	(7,127)	(4.0)%	65,064	61.9%

Average assets	28,170,869	28,162,934	29,269,712	7,935	—%	(1,098,843)	(3.8)%
Average loans	19,158,984	18,750,426	17,336,841	408,558	2.2%	1,822,143	10.5%
Average deposits	14,822,093	15,861,285	18,933,766	(1,039,192)	(6.6)%	(4,111,673)	(21.7)%

Consumer Banking
Net interest revenue	$113,391	$109,381	$33,786	$4,010	3.7%	$79,605	235.6%
Fees and commissions revenue	32,361	30,581	30,101	1,780	5.8%	2,260	7.5%
Combined net interest and fee revenue	145,752	139,962	63,887	5,790	4.1%	81,865	128.1%
Other operating expense	52,340	50,198	52,660	2,142	4.3%	(320)	(0.6)%
Corporate expense allocations	12,318	11,622	10,120	696	6.0%	2,198	21.7%
Net income	60,332	50,683	1,239	9,649	19.0%	59,093	4,769.4%

Average assets	9,597,723	9,934,511	10,338,191	(336,788)	(3.4)%	(740,468)	(7.2)%
Average loans	1,762,568	1,747,237	1,669,830	15,331	0.9%	92,738	5.6%
Average deposits	7,986,674	8,248,541	8,876,469	(261,867)	(3.2)%	(889,795)	(10.0)%

Wealth Management
Net interest revenue	$49,352	$54,106	$37,747	$(4,754)	(8.8)%	$11,605	30.7%
Fees and commissions revenue	123,050	108,911	86,771	14,139	13.0%	36,279	41.8%
Combined net interest and fee revenue	172,402	163,017	124,518	9,385	5.8%	47,884	38.5%
Other operating expense	84,859	82,039	76,393	2,820	3.4%	8,466	11.1%
Corporate expense allocations	12,574	12,360	12,503	214	1.7%	71	0.6%
Net income	57,317	52,447	27,287	4,870	9.3%	30,030	110.1%

Average assets	12,949,258	11,663,096	16,902,721	1,286,162	11.0%	(3,953,463)	(23.4)%
Average loans	2,230,906	2,201,622	2,157,771	29,284	1.3%	73,135	3.4%
Average deposits	7,544,143	7,432,413	8,482,785	111,730	1.5%	(938,642)	(11.1)%
Fiduciary assets	57,873,868	57,457,925	55,972,584	415,943	0.7%	1,901,284	3.4%
Assets under management or administration	103,618,940	102,310,126	95,981,289	1,308,814	1.3%	7,637,651	8.0%